EXHIBIT 23.2

Consent of Independent Auditors

The Board of Directors

International Textile Group, Inc.:

We consent to the use of our report dated November 23, 2005, with respect to the consolidated balance sheets of International Textile Group, Inc. and Subsidiary Companies as of October 2, 2005 and October 3, 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for the fifty-two week period ended October 2, 2005 and the forty-seven week period ended October 3, 2004, incorporated herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Greensboro, North Carolina

August 31, 2006